UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2014

Blue Ridge Real Estate Company

 (Exact Name of Registrant Specified in Charter)

Pennsylvania	0-28-44 (Blue Ridge)	24-0854342 (Blue Ridge)
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 707, Blakeslee, Pennsylvania                       18610-0707

(Address of Principal Executive Offices)                                                       (Zip Code)

(570) 443-8433

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On December 10, 2013, Blue Ridge Real Estate Company (the “Company”) entered into an employment agreement (the “Agreement”) with Mr. Bruce Beaty, effective January 1, 2014 (the “Effective Date”), pursuant to which Mr. Beaty serves as President of the Company. The Agreement expires December 31, 2015 (the “Initial Term”), unless the Agreement is terminated earlier pursuant to termination provisions of the Agreement (as defined below).  Thereafter, the Agreement continues on an “at will” basis after the expiration of the Initial Term, on the same economic terms as provided during the Initial Term unless the Company and Executive agree otherwise.  The Initial Term of the Agreement is hereinafter referred to as the “Employment Period.”  Until the Effective Date, Mr. Beaty will continue to be employed by the Company as President pursuant to the employment agreement, effective as of January 1, 2013, a copy of which was filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2012.

In accordance with the Agreement, Mr. Beaty will receive a $175,000 base annual salary as compensation for his services and an annual bonus paid at the discretion of the Company’s Compensation Committee.  During the Employment Period, Mr. Beaty is also eligible to participate in the Company’s 401(k) plan as provided by the Company to its employees on the same terms and conditions as offered to other employees.  The Company has agreed to reimburse Mr. Beaty for health care costs incurred under his existing personal health insurance policy (family coverage), or any replacement policy providing comparable coverage, with such reimbursement to be made on an after-tax basis during the Employment Period.

During the Employment Period, Mr. Beaty will perform such duties and fulfill such assignments as may be assigned by the Board of Directors or its designee and devote a majority of his time, energy, attention and skill to the performance of his duties and to the promotion and advancement of the Company’s business and interests.  The Agreement provides that Mr. Beaty may perform substantially all of his duties from his residential office in Greenwich, Connecticut, except, where required, to attend meetings elsewhere or as otherwise directed.

Mr. Beaty’s employment with the Company may be terminated: (i) by either party at the expiration of the Employment Period unless extended by agreement of the parties upon notice; (ii) by the Company for Cause; (iii) upon Mr. Beaty’s death; or (iv) for any other reason provided that three (3) months’ notice is given prior to the date of termination of employment.  If Mr. Beaty’s employment with the Company is not extended beyond the Employment Period, such termination shall not constitute a termination “for any other reason” as set forth in the Agreement.

In the Agreement, “Cause” is defined as: (i) a willful and material breach of any provision of the Agreement and/or the continued failure to perform substantially his employment duties (other than failure resulting from incapacity due to physical or mental illness and excluding failure after reasonable efforts to meet performance expectations) after the Company provides written notice of such failure constituting cause and such failure continues uncorrected for at least 30 days following the notice; (ii) acts involving material dishonesty, material disloyalty, fraud or material misrepresentation adversely affecting the Company or its affiliates; (iii) gross negligence in performance of duties; (iv) conviction of a crime involving the commission of a felony or criminal act involving moral turpitude; (v) engaging in actions involving willful misconduct that adversely affect the Company or any of its affiliates; and (vi) failure to follow the lawful instructions of the Board or its designees after written notice thereof.

Mr. Beaty may terminate his employment with the Company for Good Reason.  In the Agreement, “Good Reason” is defined as the occurrence of any of the following events, if not cured by the Company within 30 days from receipt of written notice from Mr. Beaty: (i) a diminution or reduction of Mr. Beaty’s position or authority; (ii) a reduction in Mr. Beaty’s base salary in effect at that time; or (iii) a requirement to render substantially all of his services other than from his residence location.

The foregoing is only a summary of the Agreement and is qualified in its entirety by the text of the Agreement.  You are urged to read the Agreement in its entirety for a more complete description of the terms and conditions of the Agreement.  A copy of the Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description
10.1	Employment Agreement effective January 1, 2014 between Blue Ridge Real Estate Company and Bruce Beaty.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE RIDGE REAL ESTATE COMPANY

Date: December 11, 2013	By: /s/ Cynthia A. Van Horn
Name: Cynthia A. Van Horn Title: Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement effective January 1, 2014 between Blue Ridge Real Estate Company and Bruce Beaty.

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